Exhibit 99.1

FOR IMMEDIATE RELEASE

Clearday’s 2022 Year to Date Update

San Antonio, Texas November 21, 2022.

Clearday, Inc. (OTCQX:CLRD) (the Company or Clearday) is pleased to report its continued development of care for older Americans as it has moved to stabilize the operating results of its communities. Jim Walesa, Founder and CEO of Clearday, noted that “our industry has been faced with numerous challenges during the last 9 months, including rising employee costs, inflation and supply chain issues and one of our communities faced one of the worst natural disasters (hurricane Ian) that hit Naples, Florida.” Despite these challenges, Clearday’s communities increased their revenues by approximately 2.2% and reduced their operating loss by more than 29%. Clearday improved the operating loss per common share of its communities during the 9 month period ending September 2022 over the comparable 2021 period by more than 44%, reflecting an operating loss of approximately $0.29 per share in 2021 improving to an operating loss of approximately $0.16 per share in 2022.

Jim Walesa said, “I am very proud of our people that delivered excellent care to the most vulnerable Americans suffering from cognitive challenges and our ability to keep them safe while improving their quality of life. Clearday has navigated through the COVID pandemic without a direct COVID death and has found ways to (1) improve its operating results during an era of unprecedented inflation, supply chain disruption, rising food and utility costs and increased employee costs, particularly in nursing staff which we continue to provide in our residential communities on a 24/7 basis, while (2) making significant resource investment of both time and money in the next generation of care such as developing our proprietary Clearday at Home digital service and robotic services to the point that we are now marketing both services on an international basis.”

The residential care sector challenges include the “Great Resignation” which accelerated the caregiver and nursing staff shortage since COVID. One example cited by the American Healthcare Association (AHA) is that since February 2020 over 240,000 caregivers have left the industry, representing a 15% decline. During the same period the Texas Hospital Association (THA) reports a 38% increase in nursing turnover. ABC7 (Chicago) reported projections that the nursing shortage could reach over 1 million by year end 2022. AHA reports 48% of Nursing Homes face severe staffing shortages daily. The THA reports that over 400 Texas Nursing Homes could close in 2022.

Clearday management, with its experience of a true operator, pursued its strategy to develop and bring to market innovative products and services such as its proprietary digital services. These products and services enable care to move from 1:1 (a caregiver providing services to one person) to 1:many (a caregiver that is enabled and enhanced with technology to provide excellent care to more than one person at a time).

“We believe we have proven our digital and robotic services and have now identified certain markets, including skilled nursing facilities, that need these services and have access to a variety of funding sources including government reimbursement programs so Clearday can diversify and expand its revenue streams,” added Mr. Walesa. He also noted “I believe that others are recognizing the prudent path to leveraging technology for long term care as evidenced, in part, by members of Congress introducing the Innovative Cognitive Care for Veterans Act of 2022 to assist the more than 8.2 million U.S. veterans.”

Clearday continues its marketing to skilled care communities, home care and the international markets with its robotic services business and Remote Therapy Monitoring, all built around the Company’s proprietary digital care system, Clearday at Home.

Clearday continues to discuss a significant investment that would solve its liquidity issues, although there cannot be assurance that any such investment will be on acceptable terms or at all. “We believe that the total addressable market of 72 million Americans over 65 today, that 10,000 more people turn 65 every day and our Clearday’s solutions for older Americans should continue to give us institutional investor interest to fund Clearday’s mission. People get old, they want to age at home and we provide products and services that let them do that” added Jim Walesa.

Mr. Walesa closed his comments with, “I am proud of Clearday’s mission and its accomplishments in a challenging environment including COVID, the Great Resignation and economic factors that have caused significant issues for our industry. My continuing personal commitment is that no older person should be alone with care. I believe that we and our industry are at an inflection point and that as we continue to inform the market of our products and services that enable us to address and solve issues for additional markets, that the public equities market should appropriately value our business and prospects.”

About Clearday™

Clearday™ is an innovative non-acute longevity healthcare services company with a modern, hopeful vision for making high-quality care options more accessible, affordable, and empowering for older Americans and those who love and care for them. Clearday has a decade-long experience in non-acute care through its subsidiary Memory Care America, which operates highly rated residential memory care communities in four U.S. states. Clearday at Home – its digital service – brings Clearday to the intersection of telehealth, Software-as-a-Service (SaaS), and subscription-based content.

Learn more about Clearday at www.myclearday.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory,” “focus,” “work to,” “attempt,” “pursue,” or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances and are not guarantees of future performance. Actual results may differ materially from those indicated by forward-looking statements as a result of various factors, risks and uncertainties. These forward-looking statements should not be relied upon as representing Clearday’s views as of any date subsequent to the date hereof. This release includes information from third sources from published reports providing such information and we have assumed the accuracy of such reports without independent investigation or inquiry. This communication is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to purchase any securities of the Company.

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